Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE July 23, 2008	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS Reports Third Quarter EPS from Continuing Operations of $0.64 up 23%; Raises Full Year Guidance

Eden Prairie, Minn., July 23, 2008 – MTS Systems Corporation (NASDAQ: MTSC) today reported third quarter fiscal 2008 earnings from continuing operations of $0.64 per diluted share on income of $11.0 million, an increase of 23 percent compared to earnings of $0.52 per diluted share on income of $9.4 million for third quarter of fiscal 2007. Net income was $12.8 million, or $0.74 per diluted share, compared to net income of $10.0 million, or $0.55 per diluted share for third quarter of fiscal 2007.

During the quarter, the Company sold the net assets of its Nano Instruments product line, which was based in Oak Ridge, Tennessee. As a result of the sale, the Company recorded a gain of $2.5 million, net of tax.

“We are very pleased with our financial performance for the quarter,” said Laura B. Hamilton, CEO. “Both Test and Sensors segments delivered growth in orders, revenue and income from operations, in line with our expectations. The results also include the divestiture of the Nano Instruments product line. This decision reflects our continuing focus on our core markets in which we have the best opportunities for market leadership and profitable growth.”

Hamilton continued, “Our third quarter results and an improved outlook for the fourth quarter supports a full year earnings per share range of $2.65 - $2.70. This compares to a previous range of $2.43 - 2.53 and includes $0.14 from the gain on the Nano sale. Revenue is expected to be in the mid to upper-end of the previously issued $455 - $465 million guidance range.”

Orders totaled $116.7 million, an increase of 6 percent compared to orders of $109.6 million for third quarter fiscal 2007, driven by growth across all geographies in the Sensors segment, as well as an estimated $7 million favorable impact from currency translation. Backlog decreased 1 percent to $243 million from $246 million in second quarter fiscal 2008.

Revenue was $116.9 million, an increase of 11 percent compared to $105.2 million for third quarter fiscal 2007. This increase was primarily attributable to higher custom business in the Test segment, continued growth in the Sensors segment and an estimated $7 million favorable impact from currency translation.

Gross profit was $47.2 million, an increase of 15 percent compared to $41.1 million for third quarter fiscal 2007. The gross margin rate was 40.4 percent, an increase of 1.3 percentage points compared to 39.1 percent in the prior year. The increase was driven by increased volume in both segments, partially offset by unfavorable product mix in the Test segment.

Income from operations totaled $14.8 million, an increase of 38 percent compared to income from operations of $10.7 million for third quarter fiscal 2007, as higher gross profit was partially offset by planned increases in sales and marketing expenditures.

Earnings from continuing operations increased 23 percent to $0.64 per diluted share on income of $11.0 million, from $0.52 per diluted share for third quarter of fiscal 2007 on income of $9.4 million. This increase was driven by higher income from continuing operations, partially offset by higher income tax expense of $2.0 million, and $0.7 million from unfavorable currency transaction losses. The higher income tax expense was driven by more significant tax benefits in fiscal 2007 than fiscal 2008, primarily resulting from research and development tax credits and export transactions. Reduced shares outstanding positively impacted earnings per share on income before discontinued operations by $0.03 for third quarter fiscal 2008. Net income totaled $12.8 million, or $0.74 per diluted share, an increase of 28 percent compared to net income of $10.0 million, or $0.55 per diluted share, for third quarter fiscal 2007.

MTS News Release

Cash and cash equivalents at the end of third quarter fiscal 2008 totaled $119.9 million, compared to $129.4 million at the end of second quarter fiscal 2008. Cash flows from operations provided cash totaling $8.8 million, primarily due to earnings, partially offset by higher working capital requirements. During the quarter, the Company received $11.9 million from the sale of the Nano Instruments product line, and invested $1.9 million in capital expenditures. In addition, the Company purchased approximately 776,000 shares of common stock for $27.9 million.

Segment Results

Test Segment:

Orders for the Test segment were $91.9 million, an increase of 4 percent compared to orders of $88.5 million for third quarter fiscal 2007, primarily due to the favorable impact of currency translation. Fiscal 2008 orders included one large custom order worth approximately $10 million compared to fiscal 2007 orders, which included two large custom orders totaling approximately $17 million. Backlog decreased 2 percent to $230 million from $234 million in second quarter of fiscal 2008. Revenue was $92.4 million, an increase of 8 percent compared to $85.7 million for third quarter fiscal 2007, reflecting higher custom business.

Gross profit was $33.6 million, or 36.4 percent, compared to $30.5 million, or 35.6 percent for third quarter fiscal 2007. This increase was primarily due to higher volume, partially offset by unfavorable product mix. Income from operations was $10.3 million, an increase of 43 percent compared to income from operations of $7.2 million for third quarter fiscal 2007. The increase was primarily attributable to higher gross profit and lower research and development expense, partially offset by planned increases in sales and marketing expenditures.

Sensors Segment:

Orders for the Sensors segment were $24.8 million, an increase of 18 percent compared to orders of $21.1 million for third quarter fiscal 2007, reflecting business growth across all geographies. Backlog increased 8 percent to $13 million from $12 million in second quarter fiscal 2008. Revenue was $24.5 million, an increase of 26 percent compared to revenue of $19.5 million for third quarter fiscal 2007, driven by increased volume in all geographies.

Gross profit was $13.6 million, an increase of 28 percent compared to $10.6 million for third quarter fiscal 2007, primarily reflecting higher volume. Income from operations was $4.5 million, an increase of 29 percent compared to income from operations of $3.5 million for third quarter fiscal 2007, primarily due to higher gross profit, partially offset by planned increases in operating expenses.

Third Quarter Conference Call

A conference call will be held on July 24, 2008, at 10:00 a.m. EDT (9:00 a.m. CDT). Call +1-719-325-4828; and state the Conference passcode “5753494”. Telephone re-play will be available through July 31, 2008. Call +1-719-457-0820.

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast event notice. The webcast will be archived through November 11, 2008.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,575 employees and revenue of $410 million for the fiscal year ended September 29, 2007. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Revenue	$116,886	$105,180	$336,446	$301,390
Cost of sales	69,640	64,061	199,904	174,366
Gross profit	47,246	41,119	136,542	127,024
Gross margin	40.4%	39.1%	40.6%	42.1%

Operating expenses:
Selling, general and administrative	28,299	25,432	83,631	74,189
Research and development	4,148	4,921	12,176	14,094
Total operating expenses	32,447	30,353	95,807	88,283

(Loss) gain on sale of assets	—	(16)	—	747

Income from operations	14,799	10,750	40,735	39,488
Operating margin	12.7%	10.2%	12.1%	13.1%

Interest income, net	944	459	2,161	1,673
Other (expense) income, net	(416)	538	416	(283)

Income before income taxes and discontinued operations	15,327	11,747	43,312	40,878
Provision for income taxes	4,342	2,351	10,701	11,399
Income before discontinued operations	10,985	9,396	32,611	29,479

Discontinued operations:
(Loss) income from discontinued operations, net of tax	(686)	609	(417)	974
Net gain on disposal of discontinued businesses, net of tax	2,451	—	2,451	—
Income from discontinued operations, net of tax	1,765	609	2,034	974
Net income	$12,750	$10,005	$34,645	$30,453

Earnings per share:
Basic-
Income before discontinued operations	$0.64	$0.53	$1.86	$1.64
Discontinued operations:
(Loss) income from discontinued operations, net of tax	(0.04)	0.03	(0.02)	0.05
Net gain on disposal of discontinued businesses, net of tax	0.14	—	0.14	—
Income from discontinued operations, net of tax	0.10	0.03	0.12	0.05
Earnings per share	$0.74	$0.56	$1.98	$1.69
Weighted average number of common shares outstanding - basic	17,150	17,739	17,484	18,046

Diluted-
Income before discontinued operations	$0.64	$0.52	$1.84	$1.60
Discontinued operations:
(Loss) income from discontinued operations, net of tax	(0.04)	0.03	(0.02)	0.05
Net gain on disposal of discontinued businesses, net of tax	0.14	—	0.14	—
Income from discontinued operations, net of tax	0.10	0.03	0.12	0.05
Earnings per share	$0.74	$0.55	$1.96	$1.65
Weighted average number of common shares outstanding - diluted	17,324	18,089	17,683	18,409

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	June 28, 2008	September 29, 2007
ASSETS

Current Assets:
Cash and cash equivalents	$119,875	$104,345
Short-term investments	—	17,050
Accounts receivable, net	78,260	73,474
Unbilled accounts receivable	49,060	41,026
Inventories	47,300	42,384
Other current assets	15,816	10,252
Assets of discontinued operations	98	8,077
Total current assets	310,409	296,608

Property and equipment, net	50,522	49,747

Goodwill	1,747	1,642
Other assets	8,533	4,984
Total Assets	$371,211	$352,981

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Current debt	$6,992	$6,948
Accounts payable	22,127	22,341
Advance payments from customers	54,660	51,536
Other accrued liabilities	59,035	62,014
Liabilities of discontinued operations	3,705	1,944
Total current liabilities	146,519	144,783

Long-term debt, less current maturities	1,154	2,308
Other long-term liabilities	23,771	16,189
Total Liabilities	171,444	163,280

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized:
16,864 and 17,704 shares issued and outstanding	4,216	4,426
Retained earnings	162,717	164,862
Accumulated other comprehensive income	32,834	20,413
Total shareholders’ investment	199,767	189,701
Total Liabilities and Shareholders’ Investment	$371,211	$352,981